Exhibit (a)(5(G)
BRASILCEL N.V., THE HOLDING COMPANY THAT CONTROLS VIVO, THE SOUTHERN HEMISPHERE’S LARGEST WIRELESS COMMUNICATIONS GROUP, ANNOUNCES THE CONCLUSION OF THE VOLUNTARY CASH PUBLIC TENDER OFFERS FOR SHARES OF TELE SUDESTE, TELE LESTE AND CELULAR CRT.

PRESS RELEASE

São Paulo, Brazil – October 8, 2004 – Tele Sudeste Celular Participações S.A. - (“Tele Sudeste”) (BOVESPA: TSEP3 (common shares); TSEP4 (preferred shares); NYSE: TSD); Tele Leste Celular Participações S.A. – (“Tele Leste”) (BOVESPA: TLCP3 (common shares); TLCP4 (preferred shares); NYSE: TBE); Celular CRT Participações S.A. – (“CRT”, and, together with Tele Sudeste e Tele Leste, the “Companies”) (BOVESPA: CRTP3 (common shares) / CRTP5 (preferred shares)) inform their respective sharesholders that, on this date, the Voluntary Public Tender Offers (“VTOs”) for the purchase of common and preferred shares of the Companies by Brasilcel N.V. (“Brasilcel”), controlling shareholder of the Companies, have been concluded.

Through a Notice of Material Fact published on August 25, 2004, Brasilcel commenced, with respect to holders of common shares and preferred shares issued by the Companies, voluntary public tender offers for the purchase of common and preferred shares of the Companies up to the following maximum numbers of shares issued by each of the Companies:

	CRT		Tele Leste		Tele Sudeste
	Common	Preferred	Common	Preferred	Common	Preferred
	Shares	Shares	Shares	Shares	Shares	Shares
Maximum number of shares (by class)	60,529,000	441,690,000	16,723,247,000	92,499,407,000	7,332,479,000	12,699,707,000

In this way, considering the maximum numbers of shares to be acquired of each of the Companies, each shareholder that tendered shares in the VTOs will have, for each share tendered, due to a pro rata allocation, the following number of shares acquired by Brasilcel:

	CRT		Tele Leste		Tele Sudeste
	Common	Preferred	Common	Preferred	Common	Preferred
	Shares	Shares	Shares	Shares	Shares	Shares
Number of shares to be acquired for each tendered share (by class)	0.5376	0.5531	0.3403	0.4250	1	0.6284

After the VTOs, Brasilcel and the persons directly or indirectly linked to Brasilcel will hold the following numbers of common and preferred shares issued by the Companies:

	CRT		Tele Leste		Tele Sudeste
	Common	Preferred	Common	Preferred	Common	Preferred
	Shares	Shares	Shares	Shares	Shares	Shares
Number of shares (by class)	1,229,846,760	936,851,713	114,810,418,296	128,323,263,625	173,785,258,887	234,320,352,451
Percentage in relation to the total of shares of the class	91.04%	49.72%	68.65%	40.94%	91.74%	90.27%

BRASILCEL N.V., THE HOLDING COMPANY THAT CONTROLS VIVO, THE SOUTHERN HEMISPHERE’S LARGEST WIRELESS COMMUNICATIONS GROUP, ANNOUNCES THE CONCLUSION OF THE VOLUNTARY CASH PUBLIC TENDER OFFERS FOR SHARES OF TELE SUDESTE, TELE LESTE AND CELULAR CRT.

After settlement of the purchase of shares in the VTOs, it is expected that there will be approximately 702,470 outstanding American Depositary Shares (ADSs) representing preferred shares of Tele Sudeste (not including ADSs held by Brasilcel or its affiliates) and approximately 1,385,169 outstanding ADSs representing preferred shares of Tele Leste, based on available information.

Due to these acquisitions, Brasilcel will increase its direct and indirect ownership interest in the capital stock of the Companies as follows: from 51.45% to 66.98% of CRT, from 27.86% to 50.58% of Tele Leste and from 86.68% to 90.89% of Tele Sudeste. The purpose of the acquisitions is to increase the ownership interest of Brasilcel in the capital stock of the Companies, there being no intention, at this moment, of acquiring additional shares issued by any of the Companies, or any agreement or contract in this regard, or that governs the right to vote at any of the Companies.

VIVO – Investor Relations

Charles E. Allen	Maria Carolina de F. Gonçalves
Ana Beatriz Batalha	Maria Ednéia Pinto
Antonio Sergio Botega	Reinaldo A. Araújo
Carlos Alberto B. Lazar

Telephone:	+55 11 5105-1172
Email:	ir@vivo.com.br

Information available on the website: http://www.vivo.com.br/ri

This press release contains forward-looking statements. Such statements do not constitute historical facts and reflect the expectations of management of the Companies, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects” and “targets”, as well as other similar words are intended to identify these statements, which necessarily involve risks that may or may not be known to the Company. Accordingly, the actual results of operations of the Companies may be different from its current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Companies does not undertake any obligation to update them in light of new information or future developments.